UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2013 (November 8, 2013)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor, New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.

Settlement of Previously Announced Private Placements of Common Stock and Series D Preferred Stock Following Completion of CapLease Merger

On November 12, 2013, American Realty Capital Properties, Inc. (the “Company”) closed on two previously announced private placement transactions for the sale and issuance of approximately 15.1 million shares (the “Common Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and approximately 21.7 million shares (the “Series D Shares”) of a new series of the Company’s 5.81% convertible preferred stock designated as Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) for an aggregate purchase price of $474 million. The Company was required to settle each transaction upon the successful closing of its acquisition of CapLease, Inc., which occurred on November 5, 2013.

The Common Shares and Series D Shares were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Common Shares and Series D Shares have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Conversion of Series C Convertible Preferred Stock

Additionally, as more fully described in Item 8.01 of this Current Report on Form 8-K, the Company issued 1,411,030 Common Shares upon the previously announced conversion of the Company’s outstanding Series C Convertible Preferred Stock (the “Series C Shares”). The Common Shares were issued pursuant to the exemption provided by Section 3(a)(9), which was available because the Common Shares were exchanged by the Company with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Item 3.03. Material Modification to Rights of Securities Holders.

Filing of Previously Announced Series D Articles Supplementary

As disclosed in Item 3.02 of this Current Report on Form 8-K, on November 12, 2013, the Company issued the Series D Shares pursuant to the Series D SPA. In connection with such issuance, the Company filed with the Maryland State Department of Assessments and Taxation (“Maryland SDAT”) on November 8, 2013, articles supplementary (the “Series D Articles Supplementary”) to the Company’s charter, which created a new class of the Company’s preferred stock, the Series D Preferred Stock. The Series D Articles Supplementary specified the rights of such Series D Preferred Stock, including the terms and conditions on which Series D Shares would convert, at the Company’s option, into shares of the Company’s Common Stock or shares of a new Series E Cumulative Preferred Stock (the “Series E Preferred Stock”).

Articles supplementary creating the Series E Preferred Stock (the “Series E Articles Supplementary”) will only be filed with the Maryland SDAT if holders of the Series D Shares elect to convert their Series D Shares into Series E Shares. Additional summary disclosure of the Series E Articles Supplementary was provided in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2013 and is incorporated herein by reference.

The Series D Shares rank senior as to dividends and distribution upon liquidation to the  Common Stock.

Additional summary disclosure of the Series D Articles Supplementary was provided in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2013, as amended by the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 19, 2013, and is incorporated herein by reference. That summary and the forgoing description is not complete and is qualified in its entirety by reference to the full text of the Articles Supplementary, which is incorporated herein by reference and filed as Exhibit 3.6 to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03 in its entirety.

Item 8.01. Other Events.

Preferred Contingent Value Rights

On November 12, 2013, the Company satisfied all preferred contingent value rights previously issued to holders of Series C Shares pursuant to the previously announced agreement dated September 15, 2013 by and among the Company and the holders of the preferred contingent value rights at a redemption price of $0.90 per preferred contingent value right in an aggregate amount equal to approximately $25.6 million.

Conversion of Series C Convertible Preferred Stock Following Completion of the CapLease Merger

As previously announced, pursuant to the terms of the articles supplementary creating the Company’s Series C Convertible Preferred Stock (the “Series C Articles Supplementary”), following the closing of the Company’s merger with CapLease, Inc., the Company elected to convert all outstanding Series C Shares into Common Shares. Pursuant to the limit in the Series C Articles Supplementary on the number of Common Shares that could be issued upon conversion of Series C Shares (the “Exchange Cap”), the Company converted on November 12, 2013 1,104,781 million Series C Shares into 1,411,030 Common Shares. With respect to the 27.3 million Series C Shares for which Common Shares could not be issued upon conversion due to the Exchange Cap, the Company paid holders of Series C Shares an aggregate amount equal to approximately $441.4 million in exchange for such Series C Shares. The proceeds of such repayment were used by certain holders of the Series C Shares to reinvest in the Common Shares and Series D Shares as more fully described in Item 3.02 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.6	Articles Supplementary for the Series D Cumulative Convertible Preferred Stock of the Company, filed November 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

November 15, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors